UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Rule 14d-100)
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
(Amendment No. 4)

BANKRATE, INC.
(Name of Subject Company—(Issuer))

BEN MERGER SUB, INC.
(Names of Filing Persons—(Offeror))
BEN HOLDINGS, INC.
(Names of Filing Persons—(Offeror))
Ben Holding S.à r.l.
Apax US VII, L.P.
Apax Europe VII-A, L.P.
Apax Europe VII-B, L.P.
Apax Europe VII-1, L.P.
Apax US VII GP, L.P.
Apax US VII GP, Ltd.
Apax Europe VII GP L.P. Inc.
Apax Europe VII GP Co. Limited
Apax Partners Europe Managers Ltd
(Names of Filing Persons—(Other Person(s)))

Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)

06646V108
(CUSIP Number of Class of Securities)

Mitch Truwit
c/o BEN Holdings, Inc.
601 Lexington Avenue, 53rd Floor
New York, New York 10022
Telephone: (212) 646-7242
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)
Copies to:
Joshua N. Korff, Esq.
Susan J. Zachman, Esq.
Christopher A. Kitchen, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$586,151,577	$32,707

*	Calculated solely for purposes of determining the filing fee. The calculation assumes the purchase of 19,223,794 shares of common stock, par value $0.01 per share, at $28.50 per share. The transaction value also includes the offer price of $28.50 multiplied by 1,326,803, the estimated number of options to purchase shares that are currently outstanding and exercisable upon expiration of the offer.

**	The amount of the filing fee is calculated in accordance with Fee Rate Advisory #5 for Fiscal Year 2009 issued by the SEC, effective March 11, 2009, by multiplying the Transaction Value by 0.00005580.
☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Filing Party:

Form or Registration No.:

Date Filed:

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

☐	Check the appropriate boxes to designate any transactions to which the statement relates:

☑	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

          This Amendment No. 4 to the Tender Offer Statement on Schedule TO (the “Schedule TO”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 27, 2009, amends and supplements the Schedule TO filed with the SEC on July 28, 2009 and amended on August 11, 2009, August 17, 2009 and August 21, 2009, and was filed by BEN Merger Sub, Inc. (“Purchaser”), BEN Holdings, Inc. (“Parent”), Ben Holding S.à r.l., Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax US VII GP, L.P., Apax US VII GP, Ltd., Apax Europe VII GP L.P. Inc., Apax Europe VII GP Co. Limited and Apax Partners Europe Managers Ltd. This Schedule TO relates to the offer by Purchaser to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of Bankrate, Inc., a Florida corporation (“Bankrate”) at a purchase price of $28.50 per share, net to the seller in cash, without interest, and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 28, 2009 (as amended from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal, copies of which have been filed as Exhibits (a)(1)(A) and (a)(1)(B) hereto, respectively (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).
Item 1: Summary Term Sheet
Regulation M-A Item 1001
     Item 1 is amended by adding the following:
     The full text of the press release announcing the completion of the Offer, which is attached as Exhibit (a)(5)(5) and is incorporated by reference herein.
     On August 25, 2009, Parent and Purchaser commenced mailing the Information Statement Relating to Merger (the “Information Statement”) to shareholders of record on August 25, 2009. The Information Statement is being delivered pursuant to Section 607.1104(2) of the FBCA in connection with the “short-form” merger of Bankrate into Purchaser. The Merger Agreement, a copy of which was filed as Exhibit (d)(1), is being delivered together with the Information Statement.
     The Information Statement is attached as Exhibit (a)(5)(6) and is incorporated by reference herein.
Item 4: Terms of the Transaction
Regulation M-A Item 1004
(a)	Material Terms.
     Item 4 is amended by adding the following:
     The full text of the press release announcing the completion of the Offer, which is attached as Exhibit (a)(5)(5) and is incorporated by reference herein.
Item 8: Interest in Securities of the Subject Company
Regulation M-A Item 1008
(a)	Securities Ownership.
     Item 8 is amended by adding the following:
     The full text of the press release announcing the completion of the Offer, which is attached as Exhibit (a)(5)(5) and is incorporated by reference herein.
     On August 25, 2009, Parent and Purchaser commenced mailing the Information Statement to shareholders of record on August 25, 2009. The Information Statement is being delivered pursuant to Section 607.1104(2) of the FBCA in connection with the “short-form” merger of Bankrate into Purchaser. The Merger Agreement, a copy of which was filed as Exhibit (d)(1), is being delivered together with the Information Statement.
     The Information Statement is attached as Exhibit (a)(5)(6) and is incorporated by reference herein.

Item 11: Additional Information
Regulation M-A Item 1011
(b)	Other Material Information.
     Item 11 is amended by adding the following:
     The full text of the press release announcing the completion of the Offer, which is attached as Exhibit (a)(5)(5) and is incorporated by reference herein.
     On August 25, 2009, Parent and Purchaser commenced mailing the Information Statement to shareholders of record on August 25, 2009. The Information Statement is being delivered pursuant to Section 607.1104(2) of the FBCA in connection with the “short-form” merger of Bankrate into Purchaser. The Merger Agreement, a copy of which was filed as Exhibit (d)(1), is being delivered together with the Information Statement.
     The Information Statement which attached as Exhibit (a)(5)(6) and is incorporated by reference herein.
Item 12. Exhibits
Regulation M-A Item 1016

Exhibit No.

(a)(1)(A)	Offer to Purchase, dated July 28, 2009 as amended on August 11, 2009, August 17, 2009 and August 21, 2009.*

(a)(1)(B)	Letter of Transmittal.*

(a)(1)(C)	Notice of Guaranteed Delivery.*

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(E)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks.*

(a)(1)(F)	Text of press release, dated July 28, 2009, concerning the Offer.*

(a)(1)(G)	Summary Advertisement as published on July 28, 2009.*

(a)(2)	The Solicitation/Recommendation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009, as amended on August 3, 2009, August 11, 2009, August 17, 2009 and August 21, 2009, which is incorporated by reference herein.*

(a)(5)(1)	Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Pfeiffer v. Evans, et al., case No. 2009-CA-025137-xxxx-MB (incorporated by reference to Exhibit (a)(4) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(a)(5)(2)	Amended Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Bloch v. Bankrate, Inc., et al., case No. 2009-CA-025312-xxxx-MB (incorporated by reference to Exhibit (a)(5) of Amendment No. 1 to the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on August 3, 2009).*

(a)(5)(3)	Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned KBC Asset Management N.V. v. Bankrate, Inc., et al., case No. 2009-CA-025313-xxxx-MB (incorporated by reference to Exhibit (a)(6) of Amendment No. 1 to the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on August 3, 2009).*

(a)(5)(4)	Complaint filed in the United States District Court for the Southern District of Florida, captioned Novick v. Bankrate, Inc. et al., case No. 09-81138-Civ (incorporated by reference to Exhibit (a)(7) of Amendment No. 2 to the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on August 11, 2009).*

(a)(5)(5)	Press release issued by BEN Holdings, Inc. and BEN Merger Sub, Inc., dated August 25, 2009, announcing the completion of the tender offer.

(a)(5)(6)	Information Statement Relating to Merger.

(b)	None.

(d)(1)	Agreement and Plan of Merger among BEN Holdings, Inc., BEN Merger Sub, Inc. and Bankrate, Inc., dated as of July 22, 2009.*

(d)(2)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Thomas R. Evans (incorporated by reference to exhibit (e)(7) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(d)(3)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Peter Christopher Morse; Martha F. Morse, Martha F. Morse Revocable Trust; Peter C. Morse 2008 Annuity Trust; Peter C. Morse 2007 Annuity Trust; Peter C. Morse Remainder Trust FBO Clay P. Morse; Peter C. Morse Remainder Trust FBO Kate M. Frantz; and Peter C. Morse Remainder Trust FBO Lisa D. Morse (incorporated by reference to exhibit (e)(8) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(d)(4)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Robert P. O’Block (incorporated by reference to exhibit (e)(9) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(d)(5)	Form of Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc., and each of Edward J. DiMaria, Daniel P. Hoogterp, Steven L. Horowitz, Michael Ricciardelli, Donaldson M. Ross and Bruce J. Zanca (incorporated by reference to exhibit (e)(6) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(d)(6)	Limited Guarantee, dated as of July 22, 2009 (incorporated by reference to Exhibit 2.4 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).*

(d)(7)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (incorporated by reference to Exhibit 2.2 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).*

(d)(8)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P. and Apax US VII, L.P. (incorporated by reference to Exhibit 2.3 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).*

(f)	Statement of Appraisal Rights.*

(g)	None.

(h)	None.

*   Previously filed

          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 27, 2009

BEN MERGER SUB, INC.
By:	/s/ Christian Stahl
	Name:	Christian Stahl
	Title:	Director, Vice President, Secretary

BEN HOLDINGS, INC.
By:	/s/ Mitch Truwit
	Name:	Mitch Truwit
	Title:	Director, Vice President, Assistant Secretary

BEN HOLDING S.ÀR.L.
By:	/s/ Andrew Guille
	Name:	Andrew Guille
	Title:	Class B Director

APAX US VII, L.P. By: Apax US VII GP, L.P. Its: General Partner By: Apax US VII GP, Ltd. Its: General Partner

By:	/s/ Christian Stahl
	Name:	Christian Stahl
	Title:	Vice President

APAX EUROPE VII-A, L.P. By: Apax Europe VII GP L.P. Inc. Its: General Partner By: Apax Europe VII GP Co. Limited Its: General Partner

By:	/s/ Andrew Guille
	Name:	Andrew Guille
	Title:	Director

APAX EUROPE VII-B, L.P. By: Apax Europe VII GP L.P. Inc. Its: General Partner By: Apax Europe VII GP Co. Limited Its: General Partner

By:	/s/ Andrew Guille
	Name:	Andrew Guille
	Title:	Director

APAX EUROPE VII-1, L.P. By: Apax Europe VII GP L.P. Inc. Its: General Partner By: Apax Europe VII GP Co. Limited Its: General Partner

By:	/s/ Andrew Guille
	Name:	Andrew Guille
	Title:	Director

APAX US VII GP, L.P. By: Apax US VII GP, Ltd. Its: General Partner

By:	/s/ Christian Stahl
	Name:	Christian Stahl
	Title:	Vice President

APAX US VII GP, LTD.
By:	/s/ Christian Stahl
	Name:	Christian Stahl
	Title:	Vice President

APAX EUROPE VII GP L.P. INC. By: Apax Europe VII GP Co. Limited Its: General Partner

By:	/s/ Andrew Guille
	Name:	Andrew Guille
	Title:	Director

APAX EUROPE VII GP CO. LIMITED
By:	/s/ Andrew Guille
	Name:	Andrew Guille
	Title:	Director

APAX PARTNERS EUROPE MANAGERS LTD
By:	/s/ Paul Fitzsimons
Name: Paul Fitzsimons
Title: Director

By:	/s/ Andrew Sillitoe
Name: Andrew Sillitoe
Title: Authorized Signatory

EXHIBIT INDEX

Exhibit No.

(a)(1)(A)	Offer to Purchase, dated July 28, 2009 as amended on August 11, 2009, August 17, 2009 and August 21, 2009.*

(a)(1)(B)	Letter of Transmittal.*

(a)(1)(C)	Notice of Guaranteed Delivery.*

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(E)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks.*

(a)(1)(F)	Text of press release, dated July 28, 2009, concerning the Offer.*

(a)(1)(G)	Summary Advertisement as published on July 28, 2009.*

(a)(2)	The Solicitation/Recommendation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009, as amended on August 3, 2009, August 11, 2009, August 17, 2009 and August 21, 2009, which is incorporated by reference herein.*

(a)(5)(1)	Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Pfeiffer v. Evans, et al., case No. 2009-CA-025137-xxxx-MB (incorporated by reference to Exhibit (a)(4) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(a)(5)(2)	Amended Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Bloch v. Bankrate, Inc., et al., case No. 2009-CA-025312-xxxx-MB (incorporated by reference to Exhibit (a)(5) of Amendment No. 1 to the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on August 3, 2009).*

(a)(5)(3)	Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned KBC Asset Management N.V. v. Bankrate, Inc., et al., case No. 2009-CA-025313-xxxx-MB (incorporated by reference to Exhibit (a)(6) of Amendment No. 1 to the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on August 3, 2009).*

(a)(5)(4)	Complaint filed in the United States District Court for the Southern District of Florida, captioned Novick v. Bankrate, Inc. et al., case No. 09-81138-Civ (incorporated by reference to Exhibit (a)(7) of Amendment No. 2 to the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on August 11, 2009).*

(a)(5)(5)	Press release issued by BEN Holdings, Inc. and BEN Merger Sub, Inc., dated August 25, 2009, announcing the completion of the tender offer.

(a)(5)(6)	Information Statement Relating to Merger.

(b)	None.

(d)(1)	Agreement and Plan of Merger among BEN Holdings, Inc., BEN Merger Sub, Inc. and Bankrate, Inc., dated as of July 22, 2009.*

(d)(2)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Thomas R. Evans (incorporated by reference to exhibit (e)(7) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(d)(3)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Peter Christopher Morse; Martha F. Morse, Martha F. Morse Revocable Trust; Peter C. Morse 2008 Annuity Trust; Peter C. Morse 2007 Annuity Trust; Peter C. Morse Remainder Trust FBO Clay P. Morse; Peter C. Morse Remainder Trust FBO Kate M. Frantz; and Peter C. Morse Remainder Trust FBO Lisa D. Morse (incorporated by reference to exhibit (e)(8) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(d)(4)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Robert P. O’Block (incorporated by reference to exhibit (e)(9) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

Exhibit No.

(d)(5)	Form of Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc., and each of Edward J. DiMaria, Daniel P. Hoogterp, Steven L. Horowitz, Michael Ricciardelli, Donaldson M. Ross and Bruce J. Zanca (incorporated by reference to exhibit (e)(6) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).*

(d)(6)	Limited Guarantee, dated as of July 22, 2009 (incorporated by reference to Exhibit 2.4 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).*

(d)(7)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (incorporated by reference to Exhibit 2.2 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).*

(d)(8)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (incorporated by reference to Exhibit 2.3 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).*

(f)	Statement of Appraisal Rights.*

(g)	None.

(h)	None.

*	Previously filed